THE CARNIVAL CORPORATION
FUN SHIP NONQUALIFIED SAVINGS PLAN

Approved by the Compensation Committees on April 5, 2022

Restated effective as of January 1, 2022

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TABLE OF CONTENTS
(continued)

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THE CARNIVAL CORPORATION
FUN SHIP NONQUALIFIED SAVINGS PLAN

Restated effective as of January 1, 2022

ARTICLE 1
PURPOSE
Carnival Corporation established The Carnival Corporation Fun Ship Nonqualified Savings Plan, effective January 1, 1998. The Carnival Corporation Fun Ship Nonqualified Savings Plan is a nonqualified deferred compensation plan for a select group of management or highly compensated employees of Carnival Corporation and its participating subsidiaries and affiliated companies as a means of sheltering a portion of an eligible individual’s income from current taxation while accumulating resources for future investments. Effective December 31, 2004, the Cunard Line Limited Nonqualified Savings Plan was merged into this Plan.
With respect to amounts deferred hereunder that are subject to Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and other official guidance (the “Code”) (generally, amounts deferred or vested on and after January 1, 2005), applicable provisions of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, with respect to amounts deferred hereunder that are not subject to Section 409A (generally, amounts deferred before January 1, 2005 and earnings thereon) (“grandfathered funds”), it is intended that the rules applicable under the Plan as of December 31, 2004, and not Code Section 409A and related official guidance, shall apply with respect to such grandfathered funds. For purposes of determining whether Section 409A is applicable with respect to an amount, in accordance with Prop. Treas. Reg. § 1.409A-6(a) (and subsequent related guidance), the amount is considered deferred before January 1, 2005 if before January 1, 2005 (i) the Participant had a legally binding right to be paid the amount, and (ii) the right to the amount was earned and vested and was credited to the Participant’s Account balance.
Effective January 1, 2009, the Plan was amended to preclude any employee contributions or deferrals and any employer contributions other than Profit-Sharing Contributions. Effective January 1, 2018, those Profit-Sharing Contributions if any, in accordance with Section 457A of the Code are paid out to Plan Participants annually.
The Plan was previously amended and restated effective as of January 1, 2010. This restatement of The Carnival Corporation Fun Ship Nonqualified Savings Plan includes all amendments through January 1, 2022.

ARTICLE 2
DEFINITIONS
For the purpose of this Plan the following terms shall have the meanings as set forth below unless the context requires otherwise:
2.1    Affiliated Company. Affiliated Company means (a) a member with an Employer of a controlled group of corporations, (b) an unincorporated trade or business which is under common control with an Employer as determined in accordance with Section 414(c) of the Code, or (c) a member with an Employer of an affiliated service group, as defined in Section 414(m) of the Code. A corporation or an unincorporated trade or business shall not be considered an Affiliated Company during any period it does not satisfy clause (a), (b), or (c) of this definition. For purposes of this definition, a “controlled group of corporations” is a controlled group of corporations as defined in Section 414(b) of the Code. For purposes of this definition, any reference to 80% under Section 414(b) & (c) and accompanying regulations shall be replaced with 20%.
2.2    Beneficiary. Beneficiary means the surviving Spouse of the Participant, unless such surviving Spouse has previously consented to the designation of another person, estate, trust, or organization as Beneficiary in a writing acknowledging the effect of such designation, which writing is witnessed by a notary public. The Beneficiary of an unmarried participant or of a married Participant with a consenting Spouse shall mean any person(s) who, or estate, trust, or organization which, becomes entitled to receive benefits upon the death of a Participant. In the event an unmarried Participant fails to designate a Beneficiary, the Participant’s estate shall be deemed to be his Beneficiary. A Participant shall file with the Retirement Committee a written designation of Beneficiary. Such a designation may be changed or revoked by a written notice filed with the Retirement Committee; however, such a change must be properly consented to by the Participant’s Spouse, if the Spouse is not named as Beneficiary. In the case of a Participant with no Spouse, his designation of Beneficiary shall automatically be revoked upon the marriage or remarriage of the Participant.
Effective January 1, 2001, no spousal consent is necessary for a married Participant to designate another person, estate, trust or organization as beneficiary.
2.3    Board. Board means the Board of Directors of the Company.
2.4    Bonus. Bonus means any discretionary year-end cash bonuses paid for services with an Employer.
2.5    Code. Code means the Internal Revenue Code of 1986, as amended from time to time.
2.6    Company. Company means Carnival Corporation or any successor by merger, consolidation or sale of assets.
2.7    Effective Date. Effective Date means January 1, 1998.
2.8    Eligible Earnings. Eligible Earnings shall be determined for purposes of a Participant’s Profit-Sharing Contributions made on the Participant’s behalf as follows:
For purposes of any Profit-Sharing Contributions made on behalf of a Participant for any Plan Year, the Participant’s Eligible Earnings shall consist of: (1) the following amounts received by the Participant for such Plan Year: the Participant’s regular base wages or salary, commissions, overtime, holiday pay, retroactive pay, workers’ compensation payments made by the Employer, benefit hour payments, and beginning January 1, 2007, any discretionary bonuses earned during the Plan Year; plus (2) the amounts deferred for the Plan Year under Section 4.1 and under any plan maintained by the Employer under Code Section 125 or 401(k). For Plan Years beginning before January 1, 2007, notwithstanding anything herein contained to the contrary, amounts earned during a Plan Year but deferred to future Plan Years shall not be included in a Participant’s Eligible Earnings in the Plan Year in which it was earned, but rather in the Plan Year in which such deferred amount is actually paid. Solely for purposes of determining the amount of a Participant’s Profit-Sharing Contribution, Eligible Earnings in excess of the maximum compensation rate under Code Section 401(a)(17) shall be disregarded. Effective December 22, 2002, the compensation limit described in the preceding sentence will no longer apply for purposes of determining Eligible Earnings under this Plan.
Notwithstanding the foregoing, the term “Eligible Earnings” for any purpose under the Plan shall not include any fringe benefits (such as car allowances and relocation reimbursements). Further, the term “Eligible Earnings” for any purpose under the Plan shall not include any payments made pursuant to any long term disability plan or arrangement.
2.9    Eligible Employee. Eligible Employee means any Employee who is member of a select group of management or highly compensated employees as determined by the Retirement Committee in accordance with Section 3.1. Effective January 1, 2020, notwithstanding the foregoing, an Employee who is hired on or after January 1, 2020 or returns to employment (other than from Permitted Leave) with an Employer on or after January 1, 2020, shall not be an Eligible Employee.
2.10    Employee. Employee means a common law employee of the Company or an Affiliated Company.
2.11    Employer. means the Company, Carnival Cruise Lines, Seabourn Cruise Line (including any of its subsidiaries or affiliates), Carnival Tours, Inc., Blue Seas Distributor, Carnival Management Services, Inc., Intercon, Carnival Maritime Management, Concord Nopal, Hamilton Personnel, Hamilton Properties or any Affiliated Company which has adopted this Plan under Section 10.2.
2.12    ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended.
2.13    Hour of Service. Hour of Service means an hour for which an Employee directly or indirectly receives, or is entitled to receive, remuneration from an Employer or an Affiliated Company in relation to his employment (working either shipboard or shoreside), including hours credited for vacation, holiday, sickness or disability (which shall be credited to the Employee with respect to the period for which remuneration is paid) and hours for which back pay has been paid, awarded or agreed to (irrespective of mitigation of damages) by the Employer or Affiliated Company, which shall be credited to the Employee for the period to which the award or agreement pertains rather than the period in which the award or agreement is made. Notwithstanding the foregoing, the following special rules shall apply in determining an Employee’s Hours of Service:
(a)    An Employee who is classified as “exempt” or “salaried” by his Employer shall be credited with 90 Hours of Service for each bi-weekly period in which the Employee is credited with at least one Hour of Service, and an Employee who is classified as “non-exempt” or “hourly” by his Employer shall be credited with the actual number of Hours of Service credited under this Section 2.14.

(b)    In no event shall more than 501 Hours of Service be credited to an Employee on account of any single period (other than any period of paid Permitted Leave) during which the Employee performs no duties.
(c)    In no event shall an Employee be credited with any Hours of Service for which the Employee directly or indirectly receives, or is entitled to receive, remuneration from any entity before it becomes an Affiliated Company.
(d)    Hours of Service shall be credited to an Employee in accordance with the records of the Employee’s Employer and Department of Labor Regulations Section 2530.200b-2.
(e)    Only that shipboard or shoreside service with the Employer on or after November 14, 1974, shall constitute an Hour of Service.
(f)    If a Participant transfers directly from an Affiliated Company to any company in which the Company holds an equity interest (but that is not an Affiliated Company), service with such company shall be counted solely for purposes of determining a Participant’s vested interest in Matching and Profit-Sharing Contributions under Article 5 of the Plan. Service with such company shall not be credited if it occurs prior to the date the individual became a Participant in the Plan or after the Participant works at any entity in which the Company does not hold an equity interest.
(g)    Effective January 1, 2003, notwithstanding anything herein contained to the contrary, shipboard and shoreside service completed by a Participant for the benefit of an Affiliated Company that has not adopted this Plan pursuant to Section 10.2 hereof that was performed prior to the date the individual became a Participant in the Plan shall be counted for all purposes under this Plan.
2.14    Parental Leave. Parental Leave means an Employee’s paid or unpaid leave of absence from employment with the Employee’s Employer because of pregnancy, birth of the Employee’s child, placement of a child with the Employee in connection with adoption of the child or caring for a child immediately following birth or adoption. An Employee’s Employer shall determine the first and last day of any Parental Leave taken by the Employee.
2.15    Participant. Participant means an Eligible Employee who satisfies the participation requirements under Article 3.
2.16    Permanent Disability. Permanent Disability means a Participant’s disability that is defined below and determined in a manner consistent with Code Section 409A and the regulations thereunder:
(a)    The Participant is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(b)    A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration. In addition, the Participant will be deemed to have suffered a Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company provided that the definition of disability applied under such disability insurance program complies with the requirements of Code Section 409A and the regulations thereunder.
2.17    Permitted Leave. Permitted Leave means an Employee’s approved leave of absence from employment with his Employer for any reason other than Termination of

Employment, including but not limited to military service, illness, disability (other than Permanent Disability), pregnancy, educational pursuits, service as a juror, temporary employment with a government agency, or any other leave of absence approved by the Employee’s Employer. In approving a Permitted Leave, an Employee’s Employer shall determine the dates as of which the Permitted Leave shall begin and end.
2.18    Plan. Plan means The Carnival Corporation Fun Ship Nonqualified Savings Plan, the Plan set forth herein, as amended from time to time.
2.19    Plan Year. Plan Year means the 12-consecutive month period commencing January 1st and ending on the following December 31st.
2.20    Profit-Sharing Contributions. Profit-Sharing Contributions means the contributions made on behalf of each eligible Participant pursuant to Section 5.3.
2.21    Retirement. Retirement means the later of: (a) the time a Participant attains age 65, or (b) the fifth anniversary of the time the Participant commences participation in the Plan.
2.22    Retirement Committee (or Committee). Retirement Committee (or Committee) means the Retirement Committee as appointed under The Carnival Corporation Fun Ship Savings Plan.
2.23    Spouse. Spouse means the person who is legally married to an Employee according to the law of the Employee’s residence.
2.24    Termination of Employment. Termination of Employment means a Participant’s termination of employment with his Employer and any Affiliated Company, whether voluntary or involuntary, for any reason, including but not limited to quit, discharge, Retirement, death or Permanent Disability, and other than for Parental Leave, Permitted Leave, transfers from shoreside employment (or vice-versa), or transfers between an Employer and an Affiliated Company or Carnival plc.
2.25    Valuation Date. Valuation Date means any day on which the New York Stock Exchange or any successor to its business is open for trading, or such other date as may be designated by the Retirement Committee.
2.26    Year of Service. Year of Service means any calendar year for which an Employee is credited with at least 1,000 Hours of Service.

ARTICLE 3
ELIGIBILITY TO PARTICIPATE
3.1    Determination of Eligible Employee Status. The Retirement Committee or delegate will determine which Employees are Eligible Employees. An Employee who is determined to be an Eligible Employee shall thereafter become a Participant in accordance with Section 3.2. Notwithstanding the foregoing, any individual whose account balance under the Cunard Line Limited Nonqualified Savings Plan was transferred to this Plan pursuant to the merger effective December 31, 2004 (the “merger date”), shall become a Participant in this Plan as of the merger date.
3.2    Commencement of Participation. An Eligible Employee shall become a Participant as soon as administratively practicable following such a designation, provided the Eligible Employee is employed as of such date.
3.3    Cessation of Participation. A Participant shall cease to be a Participant as of the day all distributions to the Participant and the Participant’s Beneficiaries have been made or upon the determination by the Retirement Committee that the Participant is no longer an Eligible Employee.

ARTICLE 4
EMPLOYER CONTRIBUTIONS
4.1    Profit-Sharing Contributions. An Eligible Employee who does not receive Profit-Sharing Contributions under The Carnival Corporation Fun Ship Savings Plan shall be eligible for an allocation of a Profit-Sharing Contribution under this Section 5.3 only after being credited with at least 1,000 Hours of Service in the 12-consecutive month period commencing with the first day on which he is credited with an Hour of Service or in any Plan Year that commences after such day. Following the end of each Plan Year, the Employers, at their discretion, shall contribute to the Account of each Eligible Participant (as defined below) an amount equal to a specified percentage of such Participant’s Eligible Earnings, according to each Participant’s Years of Service, determined as of the end of such Plan Year, under the following schedule:

Years of Service	Percent of Eligible Earnings
Less than 2	0%
2 - 5	1%
6 – 9	2%
10 – 13	3%
14 – 16	5%
17 – 19	7%
20 – 22	9%
23 – 25	12%
26 or more	15%

For purposes of this Section 5.3, the term “Eligible Participant” shall mean, with respect to any Plan Year, each Participant who is credited with a Year of Service for such Plan Year is not eligible to receive a profit-sharing contribution under the Carnival Corporation Fun Ship Qualified Savings Plan, and either died or became disabled during the Plan Year or is employed by the Employer on the last calendar day of such Plan Year.
Effective for distribution of Profit-Sharing Contributions earned on or after January 1, 2009, a Participant must be employed with the Company on the date such distribution is paid to the Participant. Effective for distribution of Profit-Sharing Contributions earned on or after January 1, 2010, a Participant must be employed with the Company on the last day of the applicable Plan Year in order to receive such contribution.
Notwithstanding the foregoing, an Employer shall not contribute Profit-Sharing Contributions to the Account of any Employee who is hired on or after January 1, 2020 or returns to employment (other than Permitted Leave) with an Employer on or after January 1, 2020.
Notwithstanding the foregoing, Eligible Participants shall not accrue any additional Years of Service after December 31, 2021 for purposes of determining the percentage of Eligible Earnings they may be eligible to receive as a Profit-Sharing Contribution under this Section 4.1.
4.2    Vesting of Profit-Sharing Contributions. Profit-Sharing Contributions made on behalf of a Participant and the earnings thereon shall be fully vested and non-forfeitable upon the Participant’s Termination of Employment solely by reason of his Retirement, death or Permanent Disability. In the absence of any of the preceding events, the Profit-Sharing Contributions made on behalf of the Participant, and earnings thereon, shall vest in accordance with the schedules set forth below:

Years of Service	Percent Vested
Less than 2	0%
2	25%
3	50%
4	75%
5 or more	100%

All Profit-Sharing Contributions made in accordance with Section 5.3 on account of the Plan Year that begins on or after January 1, 2010 shall be fully vested and non-forfeitable at all times.

ARTICLE 5
INVESTMENTS AND PARTICIPANT ACCOUNTS
5.1    Establishment of Accounts. The Retirement Committee shall establish and maintain a separate account in the name of each Participant (to be referred to herein as “Participant Account”) and shall establish under each Participant Account a Profit-Sharing Subaccount to which shall be credited any Profit-Sharing Contributions made on the Participant’s behalf.
5.2    Obligation of the Company. Individual benefits under the Plan are payable as they become due solely from assets allocated to individual Plan accounts from the general assets of the Company. To the extent a Participant or any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Company and the Participants or any other persons or to require the establishment of a trust in which the assets are beyond the claims of any unsecured creditor of the Company.

ARTICLE 6
DISTRIBUTIONS

6.1    Form and Timing of Distribution. A Participant shall have his Participant Account paid to him in a lump sum at the earlier of the date of Termination of Employment, date of death or Permanent Disability, or as soon as administratively practicable following each Plan Year in accordance with Section 457A of the Code.

ARTICLE 7
ADMINISTRATION
7.1    Administration. The Plan shall be administered by the Retirement Committee, as appointed under The Carnival Corporation Fun Ship Savings Plan. The provisions of Article 11 of The Carnival Corporation Fun Ship Savings Plan are hereby incorporated by reference. Notwithstanding anything to the contrary in such provisions, the Retirement Committee shall have the full and exclusive discretionary authority to administer the Plan, and any responsibilities and duties under this Plan which are not specifically delegated to anyone else. Responsibility for determining the eligibility of Employees and establishing the requirements for participation shall be vested in the Committee, which shall be responsible for any interpretation of the Plan that may be required. Notwithstanding the foregoing, the Committee may delegate any of its administrative duties as necessary to persons who are not Committee members.
7.2    Plan Expenses. The expenses of administering the Plan shall be borne by the Company. No member of the Retirement Committee shall receive any remuneration for service in such capacity. However, expenses of the Retirement Committee or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Company.
7.3    Indemnification. The Company shall indemnify and hold harmless the members of the Committee and those so delegated by the Committee who perform administrative tasks for the Plan against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
7.4    Claims Procedure. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Retirement Committee or its delegate, which shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state:
(a)    The reasons for denial, with specific reference to the Plan provisions on which the denial is based.
(b)    A description of any additional material or information required and an explanation of why it is necessary.
(c)    An explanation of the Plan’s claim review procedure.
7.5    Claims Review Procedure. Any person whose claim or request is denied or who has not received a response within 30 calendar days may request review by notice given in writing to the Retirement Committee or its delegate. The claim or request shall be reviewed by the Retirement Committee or its delegate, either of whom may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
The decision on review shall normally be made within 60 calendar days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 calendar days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and binding on all parties concerned.

ARTICLE 8
AMENDMENT AND TERMINATION
It is the intention of the Company to continue this Plan indefinitely. Nevertheless, subject to the provisions hereinafter set forth, the Board or its delegate may, at any time or from time to time, by written resolution modify or discontinue the Plan in whole or in part and reduce, suspend or discontinue contributions hereunder; provided, however, that no action may be taken which, by reason thereof, will discontinue or reduce the amount of payments (except as may be required pursuant to any plan arising from insolvency or bankruptcy proceedings) to any Participant who has had a Termination of Employment or incurred a Permanent Disability and no action may be taken which, by reason thereof, will reduce the vested amount in any Participant Account. Any modification or amendment of the Plan may be made retroactive if it does not violate the preceding sentence or if, notwithstanding such preceding sentence, the modification or amendment is necessary or appropriate to conform the Plan to, or to satisfy the conditions of, ERISA, the Code, or any other law, governmental regulation or ruling.
Notwithstanding anything herein to the contrary, in no event shall any amendment or modification be made in a manner that is inconsistent with the requirements under Section 409A of the Code, nor shall any amendment, modification or other act or exercise be effective which involves an unintentional material modification (within the meaning of Code Section 409A and related official guidance) with respect to Code Section 409A grandfathered funds (generally, amounts deferred before January 1, 2005).
Notwithstanding anything herein to the contrary, in no event shall any termination be made in a manner that is inconsistent with the requirements under Section 409A of the Code.

ARTICLE 9
GENERAL PROVISIONS
9.1    Non-Alienation of Benefits. Except as otherwise provided by law, no person shall have the right to assign, alienate, transfer, hypothecate or otherwise subject to lien an interest in or benefit under the Plan nor shall benefits under the Plan be subject to the claims of any creditor.
9.2    Adoption by Affiliated Company. Any Affiliated Company, whether or not presently existing, may, with the written approval of the Board, adopt this Plan by proper corporate action.
9.3    Withdrawal. Any Employer may at any time withdraw from the Plan upon giving the Board and the Retirement Committee at least 30 calendar days written notice of its intention to withdraw. The Board in its discretion may require, in writing, that an Employer withdraw from the Plan.
9.4    No Right to Employment. The Plan confers no right upon any Employee to continue employment with his Employer or any Affiliated Company.
9.5    Participant’s Rights Unsecured. The right of any Participant or beneficiary to receive payment under the provisions of the Plan shall be as an unsecured claim against the general assets of the Company or a participating subsidiary, as the case may be, and no provisions contained in the Plan shall be construed to give any Participant or beneficiary at any time a security interest in the Participant’s account or any asset of the Company or a subsidiary. The liabilities of the Company or a subsidiary to any Participant or beneficiary pursuant to the Plan shall be those of a debtor pursuant to such contractual obligations as are created by the Plan. Accounts, if any, which may be set aside by the Company or subsidiaries for accounting purposes shall not in any way be held in trust for, or to be subject to the claims of a Participant or Beneficiary.
9.6    Withholding. Subject to the requirements of Code Section 409A and related official guidance, there shall be deducted from all payments under this Plan the amount of any taxes required to be withheld by any Federal, state or local government. The Participants and their beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.
9.7    Severability. In the event any provision of this Plan would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid.
9.8    Controlling Law. The Plan shall be governed by the laws of the State of Florida, except to the extent preempted by ERISA and any other law of the United States.